EX-16.13.k

Nationwide Fund Distributors LLC
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215

March 18, 2020

Nationwide Mutual Funds
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215

Re: Rule 12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (“NFD”) agrees that, with respect to the Nationwide Government Money Market Fund, a series of Nationwide Mutual Funds, NFD shall waive all or a portion of the Rule 12b-1 Fee to which it otherwise would be entitled in an amount that may vary in order to ensure that each class of the Nationwide Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through April 30, 2021.  NFD acknowledges that NFD shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By: /s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

Your signature below acknowledges
acceptance of this Agreement:

Nationwide Mutual Funds

By:  /s/ Allan J. Oster
Name:  Allan J. Oster
Title:  Assistant Secretary
Date:  March 18, 2020